EXHIBIT 10.1

                          MASTER AGREEMENT

     This agreement is entered into this ___ day of _____________, 1998.

                              Recitals

     WHEREAS, in July, 1996, USMX, Inc., a Delaware corporation, entered into a Joint Exploration and Development Agreement with Cadgie Company, a Nevada corporation, relating to development and exploration of certain mineral properties located in the municipality of Sierra Mojades, State of Coahuila. A true and correct copy of that document is attached hereto as Exhibit "A", and

     WHEREAS, Cadgie Company is, by virtue of a corporate name change, now known as Metalline Mining Company (hereinafter "Metalline"), and

     WHEREAS, pursuant to the terms of the Joint Exploration and Development Agreement, Metalline agreed to a schedule of Work
Expenditures to be performed by Metalline in the exploration and development of mineral concessions owned by USMX's wholly owned Mexican subsidiary, MXUS S.A. DE C.V. and by Metalline's wholly owned Mexican subsidiary Minera Metalin, S.A. DE C.V. and

     WHEREAS, only after the completion of certain specified work by Metalline and notice and evidence of that completion, together with a tentative Program and Budget, as defined in the Joint Exploration and Development Agreement, were provided to USMX, USMX was to have had ninety days to receive either a 2.5% Net Smelter Return Royalty on "precious metals" together with a 1.5% Net Smelter Return Royalty on "base metals" as further delineated in the Joint Exploration and Development Agreement or to elect to obtain a 35% interest in a corporation which would own the Concessions subject to the agreement, and undertake an obligation to fund 35% of any subsequent expenditures, and

     WHEREAS, in May 1997, USMX, Inc. became the wholly owned subsidiary of Dakota Mining Company, a Canadian federal corporation (hereinafter "Dakota"), and

     WHEREAS, on January 6, 1998, Dakota entered into an Election of Net Smelter Return Royalty and Assignment of Interest Agreement (hereinafter "Election Agreement"), with Metalline and Royal Silver Mines, a Utah corporation, as set forth in greater detail in the Election Agreement, a copy of which is attached as Exhibit B to this Agreement, and

     WHEREAS, in exchange for $100,000 cash plus 200,000 shares of common stock of Metalline and 100,000 shares of free-trading Royal Silver common stock, all of which Dakota received from Royal Silver, Dakota as beneficial owner of 100% of the interests of USMX , and on behalf of USMX and its Mexican subsidiary, MXUS, elected to receive a 2.5% Net Smelter Return royalty on "precious metals" and 1.5% net smelter return royalty, subject to a reduction for underlying royalties NSR as set out in greater detail in the Election Agreement, and to transfer its interests in certain Mexican Mining Concessions to the wholly-owned Mexican subsidiary of Metalline, Minera Metalin, S.A. DE C.V. and

     WHEREAS, in the Election Agreement, the parties to that agreement agreed that Royal could participate in the project at a 35% interest, with the obligation to fund 35% of any subsequent expenditure obligation and to pay 35% of the costs of maintaining the existing and any future acquired concessions, and

     WHEREAS the parties to the Election Agreement agreed to prepare and sign a more detailed mutually acceptable Royalty Agreement, and Metalline and Royal agreed to draft and sign a new Joint Venture Agreement and Dakota agreed to cause MXUS to transfer the MXUS concessions to Minera Metalin as soon as possible, and

     WHEREAS, in May of 1998, USMX filed for reorganization under Chapter 11 of the U. S. bankruptcy laws, and

     WHEREAS, the parties wish to revise and clarify their agreements and to insure the enforceability of this agreement, the parties hereby agree as follows

     1. Minera Metalin, S.A. DE C.V. warrants that it is a Mexican mining corporation legally incorporated and in good standing according to the laws of the Mexican Republic and is legally qualified to execute this Agreement.

     2. MXUS, S.A. DE C.V. warrants that it is a Mexican mining corporation, legally incorporated and in good standing according to the laws of the Mexican Republic and is legally qualified to execute this Agreement.

     3. Metalline Mining Company warrants that it is a Nevada corporation legally incorporated and in good standing according to the laws of the State of Nevada and is legally qualified to execute this Agreement.

     4. USMX warrants that it is a Delaware corporation legally incorporated and in good standing according to the laws of the State of Delaware and is legally qualified to execute this Agreement.

     5. Dakota Mining Company warrants that it is a Canadian Federal corporation legally incorporated and in good standing according to the laws of Canada and is legally qualified to execute this Agreement.

     6. Royal Silver Mines warrants that it is a Utah corporation, legally incorporated and in good standing according to the laws of the State of Utah and is legally qualified to execute this Agreement.

     7. The Joint Exploration and Development Agreement and the Joint Exploration and the Election of Net Smelter Return Royalty and Assignment of Interest Agreement are of no further force or effect and are superseded by this agreement and the agreements listed below, which agreements are hereby ratified and approved by all the parties hereto, true and correct copies of which are attached hereto as Exhibit 1, 2 and 3, respectively:

          1.   Net Smelter Return Royalty Agreement;
          2.   Concession Purchase Agreement
          3.   Joint Venture Agreement.

     8. This Agreement shall take effect only upon execution of this document by all parties hereto and the execution of the Net Smelter Return Royalty Agreement, the Concession Purchase Agreement and the Joint Venture Agreement by the required parties to each of these agreements.

USMX, INC.                         DAKOTA MINING COMPANY


BY:  _________________________     BY:  _____________________________
     Its: ____________________          Its: ________________________

METALLINE MINING COMPANY           ROYAL SILVER MINES


BY:  _________________________     BY:  _____________________________
     Its: ____________________          Its: ________________________

MXUS S.A. DE C.V.                  MINERA METALIN, S.A. DE C.V.


BY:  _________________________     BY:  _____________________________
     Its: ____________________          Its: ________________________

                Net Smelter Return Royalty Agreement

     This Agreement is made as of ________________ among Dakota Mining Company ("Dakota"), a Canadian Federal Corporation and Royal Silver Mining ("Royal"), a Utah corporation, Metalline Mining Company ("Metalline"), a Nevada corporation, USMX, Inc., a Delaware corporation, MXUS S.A. DE C.V. ("MXUS"), a Mexican Mining Company and Minera Metalin, S.A. DE C.V. ("Minera Metalin"), a Mexican Mining
Company:

                              Recitals

     Dakota, USMX, Inc., MXUS, Metalline, Minera Metalin, have entered into a Master Agreement which supersedes all prior agreements between and among them and which agreement expressly ratifies and incorporates this Net Smelter Return Royalty Agreement.

     NOW, THEREFORE, in consideration of the payment of and transfer to Dakota of $100,000, 200,000 shares of the common stock of Metalline, as well as 100,000 shares of free-trading Royal Commerce stock to Dakota, and in consideration of the Net Smelter Royalty payment provisions called for in this agreement, and in further consideration of the sale to Metalline's Mexican subsidiary, Minera Metalin, S.A. DE C.V., of all rights, title and interest that Dakota and USMX and/or MXUS, S.A., DE C.V. have in the existing exploration and mining concessions over the following lots ("The Lots"):

Name of Lot         Title No. Hectares       Valid Until

Sierra Mojada       198513    4,767.3154     November 29, 1999
Mojada 3            199246    2,616.8326     March 28, 2000

located in the Municipality of Sierra Mojada, State of Coahuila, within the circumscription of the Mining Agency of Sabinas, Coahuila, the parties agree as follows:

     1.   Warranties of MXUS, USMX and Dakota

     MXUS, USMX and Dakota each represent and warrant, to the best of each's actual knowledge and belief that they have the legal capacity to enter into and perform this Agreement and this Agreement is valid and binding upon each of them in accordance with its terms. MXUS, USMX and Dakota also each warrant, to the best of each's actual knowledge and belief, The Lots are free of all royalties, liens, encumbrances or limitations of ownership and that USMX and/or MXUS and/or Dakota are not aware of any facts, such as notices from governmental agencies that cast doubt on the ownership of The Lots; that neither MXUS nor USMX nor Dakota is a party to any other agreement affecting the MXUS concessions; that USMX, MXUS and Dakota will not encumber, limit, create a lien on or diminish any rights affecting the Lots during the term of the agreement, and that MXUS, USMX and Dakota will take all necessary actions to assist Metalline, Minera Metalin or Royal to remove any liens or encumbrances on The Lots.

     2.   Warranty of Metalline and Minera Metalin

     Minera Metalin and Metalline represent and warrant, to the best of each's actual knowledge and belief, that each has the capacity to enter into and perform this Agreement and this Agreement is valid and binding upon it in accordance with its terms.

     3.   Warranty of Royal Silver

     Royal Silver represents and warrants to the best of its actual knowledge and belief that it has the capacity to enter into and perform this Agreement and this Agreement is valid and binding upon it in accordance with it terms.

     4.   Definitions

          4.a. "Area of Interest" means the area within 10 kilometers of The Claims.

          4.b. "The Claims" means the following described existing exploitation, exploration and mining concessions:

                                             Type of Concession
Name of Lot         Title No. Hectares       Valid Until

Sierra Mojada       198513    4,767.3154     November 29, 1999
Mojada  3           199246    2,616.8326     March 28, 2000
Mineros Nortenos    169343      336.7900     Exploitation Mining
                                             Concession Valid
                                             until _____________
Esmerelda           188765      117.5025     Exploration Mining
                                             Concession Valid
                                             until _____________
Esmerelda           187776       97.6800     Exploration Mining
                                             Concession Valid
                                             until _____________
La Blanca           188326      33.50444     Exploration Mining
                                             Concession Valid
                                             until ____________

          4.c. "Net Smelter Return" means:

               (1) Except as provided in subparagraph (2) below, in the event that the Payor sells ores, concentrates, precipitates, cathodes, leach solutions or any other primary, intermediate or final product or any other mineral substances (other than fine gold and/or silver bullion, dore or other valuable mineral or element) produced from the Properties, Net Smelter Return for the calendar quarter shall mean the amount of Revenues (as defined below) actually received by the Payor from the sale of such mineral substances, less to the extent paid or incurred by the Payor, (a) the cost of transportation between the Payor's mill and the buyer, (b) the cost of assaying, sampling, custom-smelting and refining such products, including any independent representative and umpire charges, and (c) taxes (other than income taxes) imposed upon or in connection with producing, transporting and selling such products.

               (2) If, in any quarter, the Payor produces as a final product or has produced as a final product through a tolling/refining contract or any other transacting that results in the Payor owning title to fine gold and/or silver bullion, dore, or other valuable mineral or element produced from the Properties, that payor withholds from sale, Net Smelter Return for a calendar quarter shall mean the amount of fine gold, Silver bullion or other valuable mineral produced or the amount of payable gold, silver or other valuable mineral contained in bullion produced from the Properties during the quarter multiplied by (i) for gold, the average London Bullion Brokers daily P.M. Gold Fixing for the calendar quarter of production and (ii) for silver, the average London Bullion Market Association daily Silver Fixing for the calendar quarter of production, (iii)for copper, lead, or zinc the average daily LME closing price, and (iv) for other valuable minerals the average or industry standard pricing, less the following costs attributed to that production, to the extent paid or incurred by the Payor prior to the date payment is due to the Royalty Holder as prescribed in Section 9.a.(2) of this Exhibit, (a) the costs of transportation from the Payor's mill to the smelter/refiner, (b) the cost of assaying, sampling, custom-smelting and refining said bullion,
(c) taxes (other than income taxes) imposed upon or in connection with producing, transporting and selling said fine gold and/or silver bullion and (d) selling costs, if any, actually paid or incurred by the Payor prior to the date payment is due the Royalty Holder as described above.

                    For purposes of this Section, the average gold and silver prices for the production quarter shall be determined by dividing the sum of all daily prices posted during the calendar quarter by the number of days that prices were posted.

                    The posted prices shall be obtained from The Wall Street Journal, Reuters or another reliable source. If either the London Bullion Brokers P.M. Gold Fixing or the London Bullion market Association daily Silver Fixing ceases to be published, the Payor and the Royalty Holder shall agree upon a similar alternative method for determining the average spot market price for gold and/or silver, as the case may be, which shall be used in calculating Net Smelter Return.

          The Payor and the Royalty Holder acknowledge that the purpose of this Section is to assure that Net Smelter Return is determined in a timely manner for find gold and/or silver bullion produced, dore bullion or other valuable minerals produced during a calendar quarter regardless of whether an actual sale of gold, silver or other valuable mineral to a third party is made by the Payor. The parties further acknowledge that the Payor shall have the right to market and sell to third parties the gold, silver and other valuable minerals produced from the Properties in any manner it chooses, including the forward sale of gold, silver or other valuable mineral on the commodity markets to the extent approved by Royalty Holder as to the amount due to Royalty Holder.

               (3) In no event shall the Payor deduct the cost of mining, milling, leaching or any other processing costs incurred by the Payor in the determination of Net Smelter Return.

               (4) In the event smelting or refining are carried out in facilities owned or controlled, in whole or in part, by the Payor, then charges, costs and penalties for such smelting or refining shall mean the amount the Payor would have incurred if such smelting or refining were carried out at facilities not owned or controlled by the Payor then offering comparable services for comparable products on prevailing terms, but in no event greater than actual costs incurred by the Payor with respect to such smelting and refining.

          4.d. "Payor" shall mean the person or entity obligated to pay a Net Smelter Return royalty to the Royalty Holder pursuant to the terms of this Royalty Agreement

          4.e. "Properties" means The Claims and all other interests in real property, including surface rights or concessions in process, held or acquired by Minera Metalin within the area of interest.

          4.f. "Royalty Holder" shall mean the person or entity entitled to receive a net Smelter Return Royalty pursuant to the terms of this Royalty Agreement.

          4.g. "Revenues" shall mean the total amounts received by the Payor from the sale of mineral substances produced from the Properties at the point of sale, less all selling costs, provided such sales are arm's length transactions, and provided further that sales to Affiliates of the Payor are valued at the fair market value of the products sold. For the purposes of this Exhibit, mineral substances may be in a primary, intermediate or final form; however, Royalty Holder shall be given all benefit of value added beneficiation by Payor and its Affiliates as is reasonable hereunder.

     5.   Net Smelter Return Royalty on Precious Metals

     As a Royalty, Minera Metalin shall pay Dakota 2.5% of the Net Smelter Return as calculated pursuant to paragraphs 4.c.(1) or 4.c.(2) of this Agreement, whichever is applicable, for production and or sales of precious metals by Minera Metalin from the Concessions located within the Area of Interest. The Net Smelter Royalty on precious metals will be paid on any precious metals produced and sold by Minera Metalin from the Concessions or any other concessions located and acquired by Minera Metalin within the Area of Interest, including silver, gold, germanium, gallium and any other mineral, element or material whose price or value equals or exceeds the value of silver on a per ounce basis.

     The above described royalty on precious metals to be paid to Dakota shall be reduced by any actual underlying royalties to be paid as specified in paragraph 8 below.

     The Net Smelter Return Royalty on precious metals shall be paid as long as the Concessions remain valid and there is production and sale of precious metals by Minera Metalin from the Area of Interest.

     6.   Net Smelter Return Royalty on Base Metals

     As a Royalty Minera Metalin shall pay Dakota a 1.5% Net Smelter Royalty as calculated pursuant to paragraphs 4.(c)(1) or 4.(c)(2) of this agreement, whichever is applicable, for production and or sales of base metals by Minera Metalin from smelter returns or invoices for first hand sales of base metals that will be produced and sold by Minera Metalin from the Concessions located in the Area of Interest. This royalty on will be paid on any base metals produced and sold by Minera Metalin from the Concessions or from any other concessions located and acquired by Minera Metalin within the Area of Interest.

     The above-described Net Smelter Royalty on base metals to be paid to Dakota shall be reduced by any actual underlying royalties to be paid as specified in paragraph 8 below.

     The Net Smelter Return Royalty on base metals shall be paid as long as the concessions remain valid and there is production and sale of precious metals by Minera Metalin from the Area of Interest.

     7.   Term of this Agreement

     The term of this Agreement will be for an indefinite period of time and it will continue to be valid and in force as long as there exists a valid and enforceable mining concession issued over the concessions, or any of them.

     8.   Underlying Royalties

     As expressly agreed between the parties, the above-mentioned Net Smelter Royalties on precious and base metals to be paid to Dakota shall be reduced by any actual underlying royalties to be paid which are as follows:

                                                   Dakota          Dakota
                              Espinosa  Underlying Royalty on      Royalty on
Concession          Title     Royalty   Royalty    Precious Metals Base Metals
Sierra Mojada       198513    .5%        -         2.0%            1.0%
Mojada 3            199246    -          -         2.5%            1.5%
Mineros Nortenos    169343    -         2.0%       1.0%            1.0%
Fortuna             160461    .5%        -         2.0%            1.0%
Esmeralda           188765    .5%        -         2.0%            1.0%
Esmeralda I         187776    .5%       -          2.0%            1.0%
La Blanca           Ex.6703   -         -          2.5%            1.5%

     If in the future Minera Metalin's obligation to pay any of these underlying royalties terminates, then, thereafter, Minera Metalin will have to add to the Net Smelter Royalties to be paid to Dakota the percentage that until then had been paid on said underlying royalties.

     9.   Payments of Net Smelter Return Royalty

     Once production and sale of precious metals and/or base metals of at least an aggregate total of one thousand tons of concentrates a month for three months has been achieved, Minera Metalin shall have to begin to pay royalties as specified herein:

          a. The amount of Net Smelter Return royalty due the Royalty Holder shall be payable in the following alternative manners depending on the Payor's method of sale or disposition of mineral substances produced from the Properties:

               (1) If the Payor produces and sells ores, concentrates, precipitates, cathodes, leach solutions or any other primary, intermediate product or mineral substances other than fine gold and/or silver bullion or dore bullion, the Net Smelter Return royalty paid to the Royalty Holder shall be calculated by multiplying the amount of Net Smelter Return determined in Section 4.(c)(1) by the percentage of Net Smelter Return to which the Royalty Holder is entitled under the Agreement. Payment shall be made within 30 days after the Payor's receipt of Revenues from such sales during a calendar quarter.

               (2) If, in any quarter, the Payor produces fine gold, silver bullion, dore or other valuable minerals, that payor elects to withhold from sale, the Net Smelter Return royalty paid to the Royalty Holder shall be calculated by multiplying the amount of the Net Smelter Return determined in Section 4.(c)(2)by the percentage of Net Smelter Return to which the Royalty Holder is entitled under the Joint Exploration and Development Agreement. Payment shall be made within 30 days after the end of a calendar quarter. At the option of the Royalty Holder payment may be made in kind or by check.

          b. The Payor shall provide copies of all data relating to the Net Smelter Return royalty calculation (including, but not limited to, settlement sheets used in calculating the Royalty Holder's Net Smelter Return royalty) to the Royalty Holder at the same time that the Royalty Holder's Net Smelter Return royalty payments are paid.

     10.  Audits and Disputes

          a. The Royalty Holder, upon written notice, shall have the right to have an independent firm of certified public accountants audit the records that relate to the calculation of the Net Smelter Return interest within12 months after receipt of a payment described in paragraph 9. of this agreement for a calendar quarter.

          b. The Royalty Holder shall be deemed to have waived any right it may have had to object to a payment made for any calendar quarter, unless it provides notice in writing of such objection within 24months after receipt of final payment for the calendar quarter. If the parties are unable to resolve the dispute within 60 days after the receipt of such notice, the dispute shall be resolved by arbitration in Coeur D'Alene, Idaho , pursuant to the commercial arbitration rules of the American Arbitration Association. The resolution pursuant to such arbitration shall be binding on the parties. Alternatively, the parties may elect to submit the dispute to a mutually acceptable certified public accountant, or firm or certified public accountants, for a binding resolution thereof. Unless the parties agree to share the costs of arbitration, the arbitrator shall determine what part of the costs and expenses incurred in any such proceeding shall be borne by each party participating in the arbitration.

     11.  General

          a. The Payor shall keep true and accurate books and records for the purposes of this agreement. Such books and records shall be kept on the accrual basis in accordance with generally accepted accounting principles and practices consistently applied.

          b. The Royalty Holder or its authorized representative may enter upon all surface and subsurface portions of the Properties for the purpose of inspecting the Properties, all improvements thereto and operations thereon, and may inspect and copy all records and data pertaining to the calculation of its interest, including without limitation such records and data which are maintained electronically. The Royalty Holder or its authorized representative shall enter the Properties at the Royalty Holder's own risk and may not unreasonably hinder operations on or pertaining to the Properties. The Royalty Holder shall indemnify and hold harmless the Payor and its Affiliates (including without limitation direct and indirect parent companies), and its or their respective directors, officers, shareholders, employees, agents and attorneys, from and against any Liabilities which may be imposed upon, asserted against or incurred by any of them by reason of injury to the Royalty Holder or any of its agents or representatives arising out of or resulting from the Royalty Holder's exercise of its rights herein.

          c. All notices or communications hereunder shall be made and effective in accordance with the provisions of this Royalty
Agreement.

          d. The Net Smelter Return interest shall be attached to any amendments, relocations or conversions of any concessions comprising the Properties, or to any renewals or extensions of any mineral rights acquired by the Payor and any Affiliates in lands embraced within any concessions comprising the Properties and Area of Interest. The Net Smelter Return interest shall be a real property interest that runs with the Properties and Area of Interest and shall be applicable to any person who produces and sells Products from the Properties.

          e. All information and data provided to Royalty Holder shall be subject to the confidentiality provisions of this Agreement.

          f. Notwithstanding anything to the contrary herein, the Payor shall have the right to mine and market amounts of precious metals or other minerals reasonably necessary for bulk sampling, assaying, metallurgical testing and evaluation of the minerals potential of the Properties without initiating the obligation to make production royalty payments hereunder.

          g. The Payor shall have the right to commingle ore and minerals from the Properties with ore from other lands outside the Area of Interest; provided, however, that the Payor shall calculate from representative samples the average grade of the ore and shall weigh (or calculate by volume) the ore before commingling. If concentrates are produced from the commingled ores by the Payor, the Payor shall also calculate from representative samples the average recovery percentage for all concentrates produced during the calendar quarter. In obtaining representative samples, calculating the average grade of the ore and average recovery percentages, the Payor may use any procedures accepted in the mining and processing activity being conducted and, in the absence of fraud, its choice of such procedures shall be final and binding on the Royalty Holder. In addition, comparable procedures may be used by the Payor to apportion among the commingled ores penalty charges, if any, imposed by the purchaser of such ore or concentrates.

     10.  Transfer of the Lots to Third Parties

     Should Minera Metalin at any time in the future transfer the concessions or the rights to exploit them or any of them, to third parties, Minera Metalin shall have the obligation to make the acquiring party to undertake all of the obligations contained herein and particularly the obligation to pay Dakota the royalties called for by this agreement, on the terms and conditions agreed to herein, to make any other further acquiring party to assume said obligations. Any such transfer shall not relieve Minera Metalin of its primary obligation to have the payments called for in this agreement to be paid to Dakota.

     11.  Fees, Duties, Taxes and Expenses

     All fees, duties, taxes and expenses incurred on the granting and execution of this Agreement and of the respective purchase agreement will be paid by Dakota, except for those taxes imposed on the income obtained by Minera Metalin from royalty payments and/or advance royalty payments, which will be paid by it.

           12. Additional Obligations of Minera Metalin.

     In addition to the obligations assumed by Minera Metalin at the preceding clauses, during all the term this Agreement will be in force, it will have also the following:

          a. Maintain valid and in force the rights derived from the mining Concessions over the Concessions and, likewise, to maintain them free and clear from any lien, encumbrance or limitation of dominion.

          b. Hold all of the other parties free and clear and harmless and indemnify them from any claims and responsibilities that may be asserted against them due to any acts by, or directly imputable to, Minera Metalin.

     13.  Force Majeure

          a. No party shall be liable to the other party and no party shall be deemed in default hereunder for any failure or delay to perform any of its covenants, agreements or obligations caused or arising out of any act not reasonably within the control of such party, excluding lack of O 80202

USA                                               Coahuila, Mexico

Phone 208 665 2002       Phone 303 376 2724       Phone 52-177-52100
Fax 208 665 0041         Fax 303 376 2751

MXUS                                    Royal
MXUS, S.A. DE C.V.                      Royal Silver Mines, Inc.
San Francisco NB 656 - 601              10220 N. Nevada St.,
Col. Del Valle, C./P. 03100             Suite 270
Mexico, D.F.                            Spokane, WA 99218 USA
Phone 5 536 3014                        Phone  509 466 3144
Fax 5 543 7307                          Fax 509 446 3321

     All Notices shall be given (i) by personal delivery to the party,
(ii) by electronic communication, with confirmation of transmission,
(iii) by registered or certified mail, return receipt requested, or
(iv) by commercial courier. All Notices shall be effective and shall be deemed delivered (i) if by personal delivery, on the date of delivery, if delivered during normal business hours, and if not delivered during normal business hours, on the next business day following delivery, and (ii) if by electronic communication, by mail, or by commercial carrier, on the next business day after actual receipt. Any change in the above addresses shall be communicated in writing to the other parties when and if it occurs.

     16.  Applicable Laws and Courts

     For everything not expressly stipulated in this Agreement, the parties agree to be governed by the applicable laws of Mexico, Federal District, particularly those of the Mining Law, its Regulations, the Federal Duties Law, the Commerce Code and the Civil Code for the Federal District and in case of dispute, the parties agree that any such dispute except as otherwise provided herein shall be resolved by binding arbitration in Coeur d'Alene, Idaho, pursuant to the commercial rules of the American Arbitration Association. The decision in any such arbitration shall be binding on all parties to this Agreement. Unless otherwise agreed to by the parties, the arbitrator shall decide what part of the costs and expenses of arbitration shall be borne by each of the parties to that arbitration.

     17.       Full Transfer Required

     The obligations to pay royalties out of production from The Lots as specified in this Agreement shall take effect only after the transfer of all rights, title and interest in the Lots to Minera
Metalin has been fully accomplished.

     Each of the parties signs two copies of this Agreement on the ___ day of September, 1998.

METALLINE MINING COMPANY                DAKOTA MINING CORPORATION

By____________________________          By_____________________________

MINERA METALIN, S.A., DE C.V.           MXUS, S.A. DE C.V.

By____________________________          By____________________________


ROYAL SILVER MINES, INC.                USMX

By_____________________________         By___________________________

                   Concession Purchase Agreement

     This Agreement is executed by MXUS, S.A. DE C.V. (hereinafter called the "Seller"), and Minera Metalin, S.A., DE C.V. (hereinafter called the "Purchaser"), a wholly owned subsidiary of Metalline Mining Company, in accordance with the following provisions:

                             STATEMENTS

     1.   The Seller warrants as follows:

          a) It is a Mexican mining corporation legally incorporated according to the laws of the Mexican Republic and legally qualified to execute agreements and to be the owner of mining concessions.

          b) That its duly empowered to represent it and to execute this Agreement.

          c) That it is the legal titleholder of the rights derived from the existing exploration mining concessions over the following lots (the "Lots").

Name of the Lot     Title No.      Hectares       Valid Until
Sierra Mojada       198513         4,767.3154     November 19, 1999
Mojada 3            199246         2,616.8326     March 28, 2000

     All of the Lots are located in the Municipality of Sierra Mojada, State of Coahuila, within the circumscription of the Mining Agency of Saltillo, Coahuila.

          d) That as titleholder of the rights derived from the existing mining concessions over The Lots, it is up to date in fulfilling all obligations imposed on it by the Mining Law, its regulations and all other applicable legal dispositions, including the filing of assessment work reports and the payment of duties on mining concessions, and all taxes thereon.

          e) That the rights derived from the mining concessions existing over The Lots are free and clear from any encumbrances, liens or limitations of dominion, and

          f) That in accordance with all of the foregoing, the Seller is willing to sell to the Purchaser the rights derived from the mining concessions existing over The Lots, in accordance with the terms and conditions stipulate in this Agreement.

     2.   The Purchaser warrants:

          a) It is a mining corporation legally incorporated according to the laws of the Mexican Republic, legally qualified to execute agreements and to be owner of mining concessions.

          b) That its President, Mr. Merlin Bingham, is duly empowered to represent it and to execute this Agreement, and

          c) That Metalline Mining Company, which beneficially owns 100% of MXUS, and MXUS have executed a Net Smelter Return Royalty
Agreement to which MXUS and its parent company, USMX, Inc., are parties.

     In accordance with and reliance upon the foregoing, the parties agree as follows:

                              CLAUSES

     A.   Purchase.   The Seller hereby sells to the Purchaser and the
latter purchases from the Seller the rights derived from the existing mining concessions over the Lots in consideration of a Net Smelter Return Royalty Agreement executed by Metalline Mining Company, Dakota Mining Company, Minera Metalin, S.A. de C.V., MXUS, S.A. de C.V., USMX, Inc. and Royal Silver Mines, Inc. and the payment by Minera Metalin of $ 100.00 US to MXUS.

     B. Subrogation of Rights and Obligations. With the execution of this Agreement, the Purchaser hereby assumes all the rights and obligations that the Seller had as titleholder of the rights derived from the mining concessions existing over The Lots.

     C. Indemnification. Seller promises to indemnify and hold harmless the Purchaser from all losses or expenses incurred by Purchaser, arising from any breach of Seller's warranties.

     D. Fees, Duties, Taxes and Expenses. All fees, duties, taxes and expenses incurred on the granting and execution of this Agreement will be paid by the Purchaser, except for those taxes imposed on the income, if any, obtained by the Seller which will be paid by Seller.

     E. Delivery of The Lots. The Seller shall execute and deliver all documents required or necessary to transfer The Lots to the Purchaser.

     F. Agreement of the parties. This agreement is binding upon the parties thereto, and their successors, heirs assignees or beneficiaries.

     The parties agree to ratify this agreement before a notary Public and to register it with the Public Registry of Mining in accordance with the provisions of the Mining Law and its Regulations.

     G. Applicable Laws and Courts. For everything not expressly stipulated to in this agreement, the parties submit themselves to the applicable laws in Mexico, Federal District, particularly to those of the Mining law, its Regulations, the Federal Duties Law, the Commerce Code and the Civil Code for the Federal District, waiving the jurisdiction of any other courts to which they may be entitled by reason of their present or future domiciles.

     This Agreement is signed in duplicate and dated, the ____ day of March, 1999.

                                   THE SELLER

                                   MXUS, S.A. DE C.V.MINERA

                                   BY:  __________________________
                                        Its ______________________


                                   THE PURCHASER

                                   METALIN, S.A. DE C.V.



                                   BY:  _________________________
                                        Merlin Bingham
                                        Its President

                      JOINT VENTURE AGREEMENT

     This Agreement is made as of __________________1998 among Metalline Mining Company ("Metalline"), a Nevada corporation, its wholly owned subsidiary Minera Metalin, a Mexican mining company and Royal Silver Mines, Inc. ("Royal"), a Utah corporation.

                              RECITALS

     A. Metalline beneficially owns 100% of the outstanding stock of Minera Metalin S.A. de C.V. ("Minera Metalin").

     B. Royal beneficially owns 100% of the outstanding stock of Minera Plata Real S.A. de C.V. ("Plata Real").

     C.   Minera Metalin owns or controls certain concessions
("Concessions") in the Sierra Mojada District, Coahuila, Mexico, which concessions are listed on Exhibit A.

     D. Metalline and Royal desire to explore and develop the Sierra Mojada District jointly according to the terms of this Agreement.

     NOW, THEREFORE, in consideration of the covenants and agreements contained herein, Minera Metalin, Metalline and Royal agree as follows:

                             ARTICLE I
                            DEFINITIONS

1.   Definitions

     1.1 "Accounting Procedure" means the procedures set forth in Exhibit B.

     1.2 "Affiliate" means any person, partnership, joint venture, corporation or other form of enterprise which directly or indirectly controls, is controlled by, or is under common control of a Joint Venture Participant. For purposes of the preceding sentence, "control" means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise.

     1.3 "Agreement" means this Agreement, including all written amendments and written modifications thereof, and all schedules and exhibits, which are incorporated herein by this reference.

     1.4 "Area of Interest" means the area within 10 km from those concessions listed on Exhibit A.

     1.5 "Board" means the governing body, as provided by Mexican law, of Minera Metalin.

     1.6 "Budget" means a detailed estimate of all costs to be incurred with respect to a Program and of contributions to be made by the Joint Venture Participants.

     1.7 "Budgetary Period" means the budgetary period established in a Program and Budget.

     1.8 "Chief Officer" means the controlling officer, as provided by Mexican law, of Metalin.

     1.9 "Development" means all preparation for the removal and recovery of Products, including the construction or installation of a mine or any other improvements to be used for the mining, handling, milling, processing or other beneficiation of Products.

     1.10 "Exploration" means all activities directed toward ascertaining the existence, location, quantity, quality or commercial value of deposits of Products. Exploration may include all activities undertaken through the completion of a Feasibility Study, if any, but shall not include construction of milling or processing facilities or commencement of commercial mining operations on the Properties.

     1.11 "Feasibility Study" means a technical report to be prepared by Metalline, or a qualified consultant, based upon the Exploration and Development work performed by Metalline and/or Minera Metalin prior to the date of such report, which report shall consist of the following elements:

          (a) the results of Metalline's and/or Minera Metalin's Exploration and Development work, including analyses of Metalline's proposal for mining, processing and beneficiation of products; proposed mining, milling, and production rates; proposal for placement of facilities, proposal for waste treatment and handling; the estimated recoverable reserves of Products, and the estimated analysis of the permitting and environmental liability implications of the proposal; appropriate metallurgical tests to project the efficiency of proposed extraction, recovery and, if applicable, processing techniques; and such other analyses as deemed appropriate by Metalline and/or Minera Metalin;

          (b) general estimates of capital costs for the Development and start-up of a mine, and, if applicable, of a mill and other processing and ancillary facilities, which cost estimates shall include:

               (1) reasonable estimates of all material expenditures required to purchase, construct and install all material machinery, equipment and other facilities and infra-structure (including contingencies) required to bring a mine into commercial production, including an analysis of costs of equipment or supply contracts in lieu of Development costs;

               (2) reasonable estimates of material expenditures required to perform all other related work required to commence commercial production of Products (including reasonable estimates of working capital requirements, if any); and

               (3) reasonable estimates of all other material direct and indirect costs and general and administrative expenses that may be required for an evaluation of the proposed production levels. The capital cost estimates shall include a schedule of the timing of the estimated material capital requirements for such proposal.

          (c) a general estimate of the annual expenditures required for the first year of Operations after completion of the capital program described in subparagraph (b) above, and for subsequent years of mining Operations, including estimates of annual production, administrative, operating and maintenance expenditures, taxes (other than income taxes), working capital funding requirements, royalties, material equipment leasing or material supply contract expenditures, expansion or modification capital requirements, work commitments, and all other anticipated material costs of Operations. This analysis shall also include a general estimate of the number of employees required to conduct Operations;

          (d) a review of the nature, extent and rated capacity of the mining, equipment and proposed production schedule; and

          (e)  such other information as Metalline and/or Minera
Metalin deem appropriate.

          (f) Metalline and/or Minera Metalin will use reasonable efforts to assure that any Feasibility Study is in a form typically relied upon for decisions by financial institutions. Provided, however, that neither Metalline nor Minera Metalin warrants the sufficiency of any Feasibility Study for any purpose.

     1.12 "Joint Venture Participant" means any of the parties to this Joint Venture, Agreement, specifically Metalline Mining Company, Royal Silver Mines, Inc., and Minera Metalin

     1.13 "Manager" means the person or entity appointed under Article VII to manage Operations, or any successor manager.

     1.14 "Minera Metalin concessions" means any concessions acquired or denounced within the Area of Interest.

     1.15 "Liability(ies)" means any and all claims, demands, investigations, judgments, losses, liabilities, costs and expenses, including reasonable attorneys' fees.

     1.16 "Mining" means the mining, extracting, producing, handling, milling, beneficiation or other processing of Products.

     1.17 "Net Proceeds" means the proceeds from production of Products from the Properties calculated pursuant to Exhibit "C" hereto.

     1.18 "Net Smelter Return Royalty" means certain amounts calculated as provided in the Net Smelter Return Royalty Agreement among Minera Metalin, Metalline, Royal Silver and Dakota Mining Company, which may be payable to underlying interests of the Minera Metalin concessions.

     1.19 "Operations" means the Development and Mining activities carried out on or for the benefit of the Properties.

     1.20 "Positive Feasibility Study" means a Feasibility Study that Metalline in its sole discretion accepts for the purpose of proceeding with Development.

     1.21 "Prime Rate" means the interest rate in United States dollars published as the Prime Rate in the "Money Rates" column of The Wall Street Journal, as said rate may change from day to day, or if said column sets forth a range of rates on a single day, the arithmetic mean thereof. In the event The Wall Street Journal ceases to be published or ceases to publish the Prime Rate, the parties shall select an alternative and mutually acceptable source which quotes an interest rate as the Prime Rate.

     1.22 "Products" means all ore, minerals and mineral resources produced from the Properties under this Agreement.

     1.23 "Program" means a description in reasonable detail of the scope, duration and nature of Operations to be undertaken by Metalin for a specified period.

     1.24 "Properties" means the Minera Metalin concessions and all other interests in real property, including surface rights or concessions in process, held or acquired by the Joint Venture
Participants within the Area of Interest.

     1.25 "Transfer" means sell, grant, assign, encumber, pledge or otherwise commit or dispose of.

     1.26 "Work Expenditures" means the work obligations incurred by Metalline and Minera Metalin and shall include, for purposes of this Agreement, the value of all labor, money, supplies, equipment and the use of equipment contributed to or used on or in connection with the Properties or the Area of Interest by or on behalf of Metalline in good faith after the execution of this Agreement, relating to Operations, including but not limited to (a) all contractors' and consultants' time and expenses; (b) all time and expenses of geologists and other personnel of Metalline and Minera Metalin or its Affiliates; (c) all costs of physical work on the Properties or the Area of Interest; (d) all costs of project maintenance (including insurance, title examination and curative work) and costs of acquisition of third party property and concessions within the Properties or the Area of Interest;
(e) all costs of equipment, materials, fuel, utilities and supplies;
(f) all costs of equipment purchased; (g) all costs associated with maintaining title to the Properties, payments, taxes, filing fees, etc.; and (h) costs incurred in the preparation of a Feasibility Study.

     1.27 "$" shall mean dollars in the currency of the United States of America.1.28 "Recoverable Capital Costs" has the meaning described in Exhibit "C" hereto.

     1.28 "Transfer" means to sell, grant, assign, encumber, pledge or otherwise dispose of or convey.

     1.29 "Underlying Agreements" means collectively the agreements listed in Exhibit D hereto and all agreements which may be entered into by the Venture with third parties to lease or acquire mining claims, mineral rights, real property or other interests in the Area of Interest.

     1.30 "Venture" means the business arrangement of the Participants under this Agreement.


                             ARTICLE II
                   REPRESENTATIONS AND WARRANTIES

     2.1  Capacity of Participants

          (a) Minera Metalin represents and warrants that it is a corporation duly incorporation and in good standing in the Republic of Mexico and that it has the capacity to enter into and perform this Agreement and that this Agreement is valid and binding on it according to its terms and that it is a wholly owned subsidiary of Metalline.

          (b) Royal Silver represents and warrants that it is a corporation duly incorporated and in good standing with the State of Utah and that it has the capacity to enter into and perform this Agreement and that this Agreement is valid and binding on it according to its terms.

          (c) Metalline represents and warrants that it is a corporation duly incorporated and in good standing with the State of Nevada and that it has the capacity to enter into and perform this Agreement and that this Agreement is valid and binding on it according to its terms.

          (d) Each of the Participants represent and warrants as follows:

               (i) That it has the capacity to enter into and perform this Agreement and all transactions contemplated herein and that all corporate and other actions required to authorize it to enter into and perform this Agreement have been properly taken.

               (ii) That it will not breach any other agreement or arrangement by entering into or performing this Agreement.

               (iii) That this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms.

     2.2 Disclosures. Each of the participants represents and warrants that its is not aware of any material facts or circumstances which have not been disclosed in this Agreement which should be disclosed to the other Participant in order to prevent the representations in this Article II from being materially misleading.

     2.3 Joint Loss of Title. Any failure or loss of title to the Assets, and all costs of defending title, shall be charged to the Joint Account, except that all such costs and losses arising out of or resulting from breach of the representations and warranties of the Contributing Participant as to the Properties it contributed shall be charged to that Participant.

                            ARTICLE III
                      NAME, PURPOSES AND TERM

     3.1 Metalline, Minera Metalin and Royal Silver enter into this Agreement for the purposes hereinafter mentioned and they agree that all of their rights and all of the Operations on or in connection with the Properties or within the Area of Interest shall be subject to and governed by this Agreement.

     3.2 Name. The name of this Venture shall be the Minera Metalin Joint Venture. The Manager shall register the name as required by applicable assumed or fictitious name statutes and similar statutes.

     3.3 Purposes. This Agreement is entered into for the following purposes and, to the extent appropriate, shall serve as the exclusive means by which they are accomplished: (a) to conduct Exploration on the Properties and within the Area of Interest, (b) to acquire additional properties within the Area of Interest, (c) to evaluate the possible Development of the Properties, (d) to engage in Development and Mining,
(e) to engage in marketing Products to the extent permitted by Article VI, and (f) to perform any other activity necessary, appropriate, or incidental to any of the foregoing.

     3.4 Limitations. Unless the Participants otherwise agree in writing, the Operations shall be limited to the purposes described in paragraph 3.3 above and nothing contained in this Agreement shall be construed to enlarge such purposes.

     3.5 Term. The term of this Agreement shall be fifteen years from the effective date and for so long thereafter as Products are produced by or on behalf of the Participants from the Properties or any portion thereof or Exploration or Development is being conducted on the Properties unless this Agreement is earlier terminated as herein provided.


                             ARTICLE IV
                  RELATIONSHIP OF THE PARTICIPANTS

     4.1 No Partnership. Nothing contained in this Agreement shall be deemed to make or constitute Royal Silver as the partner of Minera Metalin or Metalline, nor, except as otherwise herein expressly provided, to constitute Royal Silver as the agent or legal representative of Minera Metalin or Metalline, nor to make Minera Metalin or Metalline the agent of legal representative of Royal Silver nor to create any fiduciary relationship among them. It is not the intention of the Participants to create, nor shall this Agreement be construed to create, any mining, commercial or other partnership.
Royal Silver shall not have any authority to act for or to assume any obligation or responsibility on behalf of Metalline and/or Minera Metalin, except as otherwise expressly provided herein, nor shall Minera Metalin or Metalline have any authority on behalf of Royal Silver except as expressly provided herein. The rights, duties, obligations and liabilities of the Participants shall be several and not joint or collective. Each Participant shall be responsible only for its obligations as herein set out and shall be liable only for its share of the costs and expenses as provided herein. Except pursuant to the authority expressly granted herein or as otherwise agreed in writing between the Participants, each Participant shall indemnify, defend and hold harmless the other Participants and its directors, officers, employees, agents and attorneys from and against any and all losses, claims, damages and liabilities arising out of any act or any assumption of liability by the indemnifying Participant or any of its directors, officers, employees, agents or attorneys done or undertaken, or apparently done or undertaken, on behalf of the other Participants.

     4.2 Federal Tax Elections. The Participants hereby elect to be, and to have the arrangement evidenced hereby, excluded from the application of any provisions of Subchapter K of the U.S. Internal Revenue Code, as amended. Each of the Participants shall be solely responsible for preparation and filing of its own income tax returns and reports.

     4.3 State Income Tax. The Participants also agree that, to the extent permissible under applicable law, their relationship shall be treated for state income tax purposes in the same manner as it is for federal income tax purposes including exclusion from any state income tax provisions that are similar to Subchapter K of the U. S. Internal Revenue Code, as amended.

     4.4 Other Business Opportunities. Except as expressly provided in this Agreement, each Participant shall have the right independently to engage in and receive full benefits from business activities, whether or not competitive with the Operations, without consulting the other. The doctrines of "corporate opportunity" or "business opportunity" shall not be applied to any other activity, venture or operations of any Participant and, except as otherwise provided in
Section 12.6, no Participant shall have any obligation to the others with respect to any opportunity to acquire any property outside the Area of Interest at any time or within the Area of Interest after two years following the termination of this Agreement. Unless otherwise agreed in writing, no Participant shall have any obligation to mill, beneficiate or otherwise treat any Products or any other Participant's share of Products in any facility owned or controlled by such Participant.

     4.5 Waiver of Right to Partition. During the term of this Agreement, the Participants hereby waive and release all rights of partition or sale in lieu thereof or other division of Assets, including any such rights provided by statute.

     4.6 Transfer or Termination of Rights to Properties. Except as otherwise provided in this Agreement, no Participant shall transfer all or any part of its interest in the Assets or this Agreement or its Participating Interest, or otherwise permit or cause such interests to terminate.

     4.7 Implied Covenants. The obligations, duties and standards of conduct of the Participants with respect to their dealings with each other and with third parties is defined and limited by the express terms of this Agreement, provided that the covenants of good faith and fair dealing generally implied in contracts are expressly incorporated herein.

                             ARTICLE V
                     INTERESTS OF PARTICIPANTS

     5.1  Initial Participation Interests

          (a)  The participants shall have the following initial
Participating Interests.

                    Minera Metalin           65%
                    Royal Silver             35%

     Minera Metalin's interest is beneficially owned by its parent, Metalline.

          (b) In a Net Smelter Royalty Agreement executed by, among others, Royal Silver, Minera Metalin and Metalline, the parties agreed to pay certain underlying royalties, together with additional royalties to be paid to Dakota Mining Company. it is agreed that all royalties called for in the Net Smelter Royalty Agreement shall be paid out of Royal Silver's 35% participating interest.

          (c) In the event Royal Silver transfers, Assigns, sells or otherwise conveys all or part of its participating interest, the interest of any transferee, assignee or buyer shall be subject to the obligations of Royal Silver to pay royalties, and shall do so in an amount equal to its proportionate share of Royal Silver's participating interest under this Agreement.

                             ARTICLE VI
                             MANAGEMENT

     6.1  Management of the Joint Venture

          (a) The Joint Venture will be managed by the Metalline Board of Directors. RoyalSilver shall be entitled to appoint one director to the Metalline Board. Joint Venture management decisions of the Board shall be determined by a simple majority vote of the directors. The Board shall be responsible for overall policies, objectives, procedures, methods and action of the Joint Venture.

          (b) The officers of Minera Metalin shall be responsible for day-to-day operations under this Agreement and shall report regularly to the Metalline Board. The Chief Officer of Minera Metalin shall have final say on all matters entrusted to the officers of Minera Metalin under Mexican law. The Chief Officer of Miner Metalin shall conduct all Operations in a good, workman-like and efficient manner, in accordance with sound mining and other applicable industry standards and practices. The Chief Officer shall not be liable for any act or omission resulting in damage or loss except to the extent caused by or attributable to the Chief officer's misconduct or gross negligence.

     6.2 Powers and Duties of Manager. Subject to the terms and provisions of this Agreement, the Manager shall have the following powers and duties which shall be discharged in accordance with adopted Programs and Budgets.

          (a)  The Manager shall manage, direct and control Operations.

          (b) The Manager shall: (i) purchase or otherwise acquire all material, supplies, equipment, water, utility and transportation services required for Operations, such purchases and acquisitions to be made on the best terms available, taking into account all of the circumstances; (ii) obtain such customary warranties and guarantees as are available in connection with such purchases and acquisitions and
(iii) keep the Assets free and clear of all liens and encumbrances, except for those existing at the time of, or created concurrent with, the acquisition of such Assets, or mechanic's or materialmen's liens which shall be released or discharged or contested in a diligent manner, or liens and encumbrances specifically approved by the Management Committee.

          (c) The Manager shall conduct such title examinations and cure such title defects as may be advisable in the reasonable judgment of the Manager.

          (d) The Manager shall: (i) make or arrange for all payments required by leases, licenses, permits, contracts and other agreements related to the Assets; (ii) pay all taxes, assessments and like charges on Operations and Assets except taxes determined or measured by a Participant's sales revenue or net income and (iii) shall do all other acts reasonably necessary to maintain the Assets. The Manager shall have the right to contest, in the courts or otherwise, the validity or amount of any taxes, assessments or charges if the Manager deems them to be unlawful, unjust, unequal or excessive, or to undertake such other steps or proceedings as the Manager may deem reasonably necessary to secure a cancellation, reduction, readjustment or equalization thereof before the Manager shall be required to pay them, but the Manager shall not permit or allow title to Assets to be lost as the result of the nonpayment of any taxes, assessments or like charges.

          (e) The Manager shall: (i) apply for all necessary permits, licenses and approvals; (ii) comply with applicable Mexican, U.S. Government, state and local laws and regulations, including laws and regulations concerning reclamation and restoration of the Properties;
(iii) notify promptly the Participants of any allegations of substantial violation thereof and (iv) prepare and file all reports or notices required for Operations. The Manager shall not be in breach of this provision if a violation has occurred in spite of the Manager's good faith efforts to comply and the Manager has cured or disposed of such violation through performance and/or payment of fines and penalties.

          (f) The Manager shall prosecute or defend all litigation or administrative proceedings arising out of Operations. The non-managing Participants shall have the right to participate at their own expense, in such litigation or administrative proceedings.

          (g) The Manager shall provide insurance for the benefit of the Participants in amounts required by law and, in any event, in amounts customary in the mining industry for projects comparable to the Operations hereunder. If the Manager is or becomes self-insured for public liability through itself and/or its parent, the manager agrees to cause the non-managing Participant to be protected against loss in the event of a third-party claim in the same manner as if it were an additional insured if the manager carried liability insurance with an independent carrier. The Manager may charge the Joint Account an amount equal to the premium reasonably attainable from independent companies for insurance equivalent to such protection. Nothing herein shall prevent the manager, if it so elects, from obtaining insurance for the Venture from a third party and charging the premium therefor to the Joint Account.

          (h) The Manager may dispose of Assets whether by abandonment, surrender or transfer in the ordinary course of business, in accordance with Article XIV. However, the Manager shall not, without prior authorization from the Metalline Board: (i) dispose of Assets in any one transaction or in a related series of transactions having a value in excess of $200,000.00; (ii) enter into any sales contracts or commitments for Product, except as permitted in Section
11.2 (iii); begin a liquidation of the Venture; or (iv) dispose of all or a substantial part of the Assets necessary to achieve the purposes of the Venture.

          (i) The Manager shall have the right to carry out its responsibilities hereunder through agents, Affiliates or independent contractors.

          (j) The Manager shall perform or cause to be performed during the term of this Agreement all assessment and other work required by law on or for the benefit of the Properties. The Manager shall not be liable on account of any determination by any court or governmental agency that the work performed by the Manager does not constitute the required work or occupancy for the purposes of preserving or maintaining ownership of the concessions, provided that the work done is work generally recognized in the mining industry as sufficient to maintain occupancy or is in accordance with an adopted Program and Budget. The Manager shall timely record and file with the appropriate federal, state and local offices, affidavits attesting to the performance pertaining to the concessions included in the Properties.

          (k) The Manager may: (i) locate, amend, relocate or abandon any concessions; (ii) locate any fractions resulting from such amendment or relocation; (iii) apply for patents or mining leases or other forms of mineral tenure for any such unpatented claims or sites;
(iv) abandon any unpatented mining claims for the purpose of locating mill sites or otherwise acquiring rights to the ground covered thereby;
(v) abandon any unpatented mill sites for the purpose of locating mining claims or otherwise acquiring rights to the ground covered thereby; (vi) exchange with or convey to the United States any of the Properties for the purpose of acquiring rights to the ground covered thereby or other adjacent ground and (vii) convert any unpatented claims or mill sites into one or more leases or other forms of mineral tenure pursuant to any federal law hereafter enacted.

          (l) The Manager shall keep and maintain all required accounting and financial records pursuant to Exhibit "B", Accounting Procedure, and in accordance with customary cost accounting practices in the mining industry.

          (m) The Manager shall prepare in writing, with copies available to all Metalline Board Members and all Joint Venture participants:

               (i) Quarterly progress reports which include statements of expenditures and comparisons of such expenditures to the adopted Budget, summaries of data acquired and a description and analysis of Operations.

               (ii) Such other reports as the Metalline Board may reasonably request. At all reasonable times, the Manager shall provide the Metalline Board or the representative of any Participant, upon the request of any member of the Metalline Board, access to and the right to inspect and copy all maps, drill logs, core tests, geological reports, surveys, assays, analyses, production reports, the operations, technical, accounting and financial records and other information acquired in Operations. In addition, the Manager shall allow the non-managing Participants, at their sole risk and expense and subject to reasonable safety regulations, to inspect the Assets and Operations at all reasonable times, so long as the inspecting participant does not unreasonably interfere with Operations.

          (n) The Manager shall undertake all other activities reasonably necessary to fulfill the foregoing.

          The Manager shall not be in default of any duties under this
Section 6.2 if its failure to perform results from the failure of the non-managing Participants to perform acts or to contribute amounts required of it by this Agreement.

     6.3 Standard of Care. The Manager shall not be liable to any non-managing Participant for any act or omission resulting in damage or loss to the Venture except to the extent caused by or attributable to the Manager's willful misconduct or gross negligence.

     6.4  Payments to Manager.   The Manager shall be compensated for
its services and reimbursed for its costs hereunder in accordance with the Accounting Procedure, Exhibit B, Article 2.13.

     6.5  Transactions with Affiliates.  If the Manager engages
Affiliates to provide services hereunder, it shall do so on terms no less favorable than would be the case with unrelated persons in arm's length transactions.

     6.6 Manager's Lien. The Participants grant to the Manager a lien and security interest upon their respective Participating Interests, the Assets, Products, the Properties and upon their interests in all production as security for payment of costs chargeable to them under this Agreement. The Manager shall have the right to bring any action by law or in equity to enforce collection of such indebtedness with or without foreclosure of such lien.

                            ARTICLE VII
                        PROGRAMS AND BUDGET

     7.1 Operations shall be conducted and expenses shall be incurred according to approved Programs and Budgets.

          (a) Proposed Programs and Budgets shall be prepared by the Chief Officer on an annual basis, except during periods of major capital investment, when Programs and budgets may exceed one year. During the period encompassed by any Program and Budget, and at least two months prior to its expiration, a proposed Program and Budget for the succeeding Budgetary Period shall be prepared by the Chief Officer and submitted to the Joint Venture Participants.

          (b) Within 30 days after submission of a proposed Program and Budget, each Venture Participant shall submit to the Chief Officer:

               (i) Notice that the Joint Venture Participant approves the proposal; or

               (ii) Proposed modifications to the proposal; or

               (iii) Notice that the Joint Venture Participant rejects the proposal.

          If a Joint Venture Participant fails to give any of the foregoing responses within the allotted time, the failure shall be deemed to be an approval by the Joint Venture Participant of the proposed Program and Budget. If a Joint Venture Participant makes a timely submission to the Chief Officer pursuant to paragraph 7.1(b)(ii) or (iii), then the Chief Officer shall seek to develop a Program and Budget acceptable to the Joint Venture Participants; provided, however the proposed Programs and Budgets shall be approved by a simple majority vote of the Board notwithstanding the inability to accommodate an individual Joint Venture Participants objections.

          (c) The Joint Venture Participants will be required to fund the Programs and Budgets in proportion to their Joint Venture interest.

          (d) In case of emergency, the Chief Officer may take any reasonable action it deems necessary to protect life, limb or property, or to comply with law or government regulation. The Chief Officer may also make reasonable expenditures for unexpected events which are beyond its reasonable control and which do not result from a breach by it of it standard of care. The Chief Officer shall promptly notify the Joint Venture Participants of the emergency or unexpected expenditure, and the Chief Officer shall be reimbursed for all resulting costs by the Joint Venture Participants in proportion to their respective interests.

                            ARTICLE VIII
                      ACCOUNTS AND SETTLEMENTS
8.1
          (a) The Chief Officer shall promptly submit to the Joint Venture Participants annual statements of account reflecting in reasonable detail the charges and credits to the Joint Venture during the preceding year. The date of the annual accounting shall be June 30.

          (b) On the basis of the adopted Program and Budget, the Chief Officer shall submit to each Joint Venture Participant, 30 days prior to the last day of the accounting year, a billing for estimated contributions required for the next year. Within 10 days after receipt of each billing, each Joint Venture Participant shall advance its proportionate share of the estimated amount. Time is of the essence for payment of such billings. The Chief Officer shall at all times maintain a cash balance approximately equal to the rate of disbursements for up to 60 days. All funds in excess of this cash balance shall be invested in interest-bearing accounts.

          (c) A Joint Venture Participant that fails to meet cash calls in the amount and at the times specified in this Article shall be in default.

          (d) The Joint Venture Participants acknowledge that if a Joint Venture Participant defaults in making a contribution or a cash call as required hereunder, it will be difficult to measure the damages resulting from such default. Therefore, in the event such default is not covered by payment of all sums due, including applicable interest at the prime rate plus three percentage points within thirty days after notice to the defaulting Joint Venture Participant, that Joint Venture Participant's interest shall be extinguished in its entirety and its interests and responsibilities shall be deemed to be transferred free and clear of royalties, liens or other encumbrances arising by, through or under such defaulting participant to the remaining Joint Venturer participants, pro rata based on their percentage of Participating Interests as they existed immediately prior to the default. If, within thirty days after notice of default pursuant to this paragraph, the participant alleged to be in default disputes, in good faith, the existence of a default, its Participating Interest shall not be terminated until it is adjudged to be in default by a final judgment of a court of competent jurisdiction and fails within thirty days after such judgment to pay the amount in default, together with interest at the rate set forth above.

          (e) Any default or transfer under this paragraph shall not relieve the defaulting Joint Venture Participant of its share of liabilities to third persons (whether such accrues before or after such withdrawal). For purposes of this paragraph, the defaulting Joint Venture participant's share of such liabilities shall be equal to its Participating Interest percentage at the time such liability was incurred.

          (f) Within 3 months following the end of Metalin's fiscal year the Chief Officer shall have an audit of the accounting and financial records for such year conducted. All written exceptions to and claims upon the Chief Officer for discrepancies disclosed by such audit shall be made not more than 3 months after receipt of the audit report. Failure to make any such exception or claim within the 3 month period shall mean the audit is correct and binding upon the Joint Venture Participants. The audits shall be conducted by a firm of certified public accountants selected by the Chief Officer. Additional audits may be requested by a Joint Venture Participant at any time, the costs of which shall be borne by the Joint Venture Participant making that request.

                             ARTICLE IX
                     APPLICABILITY OF AGREEMENT
9.1
          (a) This Agreement shall take effect upon the completion of the transfer of all rights, title and interest of the Sierra Mojada and Mojada 3 concessions described on Exhibit A to this Agreement to Minera Metalin. It is further agreed that upon such transfer costs or expenses incurred by Metalline and Minera Metalin which would have been subject to this Agreement and which were incurred after January 6, 1998, shall be treated as costs and expenses subject to the terms of this Agreement.

                             ARTICLE X
                ACQUISITIONS WITHIN AREA OF INTEREST

     10.1 Royal Silver agrees that neither Royal Silver nor its affiliates will acquire any interest or right to acquire any interest in mineral or real property or mining concession within the Area of Interest during the term of this Agreement. Royal Silver Minera Metalin and Metalline agree that any acquisition of mineral, or real property, or mining concession within the Area of Interest shall be done solely by and in the name of Minera Metalin. Any such acquisition shall be subject to the terms of this Agreement and no such acquisition shall be made without approval of the Metalline board. Metalline agrees that neither Metalline, nor its affiliates, except Minera Metalin as set forth above will acquire any interest in mineral property, or real property, or mining concessions within the Area of Interest.

                             ARTICLE XI
              ABANDONMENT AND SURRENDER OF PROPERTIES
11.1
          (a) Part or all of the Properties may be surrendered or abandoned by Minera Metalin If a Joint Venture Participant objects to the surrender or abandonment, Minera Metalin shall assign to the objecting Joint Venture Participant, by appropriate deed without cost to Minera Metalin, all of Minera Metalin's interest in the property to be abandoned or surrendered, and the abandoned or surrendered property shall cease to be part of the Properties. The objecting Joint Venture Participant to whom such property is assigned shall indemnify, defend and hold harmless each abandoning Joint Venture Participant and its Affiliates (including without limitation direct and indirect parent companies), and its or their respective officers, directors, shareholders, employees, agents and attorneys, from and against any

Liabilities incurred by any of them relating in any respect to activities occurring thereafter on or with respect to the property abandoned under this Section. The abandoning Joint Venture Participant shall remain liable for its share of all Liabilities relating to the abandoned property arising out of Operations conducted on such property prior to the transfer of such property to the objecting Joint Venture Participant.

          (b) If any Properties are abandoned or surrendered under the provisions of this Section with the approval of all Joint Venture Participants, then, unless this Agreement is earlier terminated, a Joint Venture Participant or any of its Affiliates (other than Minera Metalin) shall not acquire any interest in such properties for a period of two years following the date of such abandonment or surrender. If a Joint Venture Participant reacquires any properties in violation of this provision, the other Joint Venture Participant may elect by notice to the reacquiring Joint Venture Participant within 45 days after it has actual notice of such reacquisition, to have such properties acquired by Minera Metalin and made subject to the terms of this Agreement. In the event such an election is made by the Joint Venture Participant, the reacquired properties shall thereafter be treated as Properties, and the costs of reacquisition shall be borne solely by the reacquiring Joint Venture Participant.

                            ARTICLE XII
                        TRANSFER OF INTEREST

     12.1 General. A Participant shall have the right to Transfer to any third party all or any part of its interest in or to this Agreement, its Participating Interest or the Assets solely as provided in this Article.

     12.2 Limitations on Free Transferability. The right to Transfer of a Participant in paragraph 12.1. shall be subject to the following terms and conditions:

          (a) No transferee of all or any part of the interest of a Participant in this Agreement, any Participating Interest or the Assets shall have the rights of a Participant unless and until the transferring Participant has provided to the other Participant notice of the Transfer and, except as provided in paragraphs 12(f) and (g), the transferee, has committed in writing to be bound by this Agreement, as of the effective date of the transfer, to the same extent as the transferring Participant;

          (b) No Participant, without the consent of the other Participant, shall make a Transfer which shall cause a change in the tax relationship of the participants under the provisions of Article IV of this Agreement and if, contrary to this restriction, a Transfer is made which causes such a change the transferring Participant and transferee shall indemnify, defend and hold harmless the other Participant from and against any and all loss, cost, expense or damage arising from such change;

          (c) No Transfer permitted by this Article shall relieve the transferring Participant of its share of any liability, whether accruing before or after such Transfer, which arises out of Operations conducted prior to such Transfer;

          (d) The transferring Participant and the transferee shall bear all tax consequences of the Transfer, including the tax liability and consequences of and to the non-transferring Participants;

          (e) In the event of a Transfer of less than all of a Participating Interest, the transferring Participant and its transferee (unless the transferee was a Participant prior to the Transfer) shall act and be treated as one Participant;

          (f) If the Transfer is the grant of a security interest by mortgage, deed of trust, pledge, lien or other encumbrance of any interest in this Agreement, any Participating Interest or the Assets to secure a loan or other indebtedness of a Participant in a bona fide transaction, such security interest shall be subordinate to the terms of this Agreement and the rights and interests of the other Participant hereunder. Upon any foreclosure or other enforcement of rights in the security interest, the acquiring third party shall be deemed to have assumed the position of the encumbering Participant with respect to this Agreement and the other Participant, and it shall comply with and be bound by the terms and conditions of this Agreement; and

          (g) If a sale or other commitment or disposition of Products or proceeds from the sale of Products by a Participant upon distribution to it pursuant to Article XI creates in a third party a security interest in Products or proceeds therefrom prior to such distribution, such sales, commitment or disposition shall be subject to the terms and conditions of this Agreement.

     12.3 Pre-emptive Right. Except as otherwise provided in paragraph 12.4, if a Participant desires to Transfer all or any part of its interest in this Agreement, any Participating Interest or the Assets, the other Participant shall have the following preemptive right to acquire such interests:

          (a) A Participant intending to Transfer all or any part of its interest in this Agreement, any Participating Interest or the Assets shall promptly notify the other Participant of its intentions. The notice shall state the price and all other pertinent terms and conditions of the intended Transfer and shall be accompanied by a copy of the offer or proposed contract for sale. The other Participant shall have thirty days from the date such notice is delivered to notify the transferring Participant whether it elects to acquire the offered interest at the same price and on the same terms and conditions as described in the notice. If it does so elect, the Transfer shall be consummated promptly after notice of such election is delivered to the transferring Participant.

          (b) If the other Participant fails to so elect within the period provided for in paragraph 12.3(a), the transferring Participant shall have one hundred-eighty (180) days following the expiration of such period to consummate the Transfer to a third party at a price and on terms no less favorable than those offered by the transferring Participant to the other Participant in the notice required in paragraph 12.3(a).

          (c) If the transferring Participant fails to consummate the Transfer to a third party within the period described in paragraph 12.3(b), the preemptive right of the other Participant in such offered interest shall be deemed to be revived and any subsequent proposal to Transfer such interest shall be conducted in accordance with all of the procedures described in this paragraph 12.3.

     12.4 Exceptions to Preemptive Right. Paragraph 12.3 shall not apply to the following:

          (a) Transfer by a Participant of all or any part of its interest in this Agreement, any Participating Interest or the Assets to an Affiliate;

          (b) Incorporation of a Participant or corporate merger, consolidation, amalgamation or reorganization of a Participant by which the surviving entity shall possess substantially all of the stock, or all of the property rights and interests, and be subject to substantially all of the liabilities and obligations of that Participant;

          (c) The grant by a Participant of a security interest in any interest in this Agreement, any Participating Interest or the Assets by mortgage, deed of trust, pledge, lien or other encumbrances; or

          (d) A sale or other commitment or disposition of Products or proceeds from sale of Products by a Participant.

                            ARTICLE XIII
                          CONFIDENTIALITY

     The financial terms of this Agreement and all information obtained by the parties pursuant hereto shall not be disclosed by the parties to any third party or the public without the prior written consent of the other party, which consent shall not be unreasonably withheld. Moreover, the parties will only disclose it to its officers, directors, or personnel who need to know such information, and then only after they have agreed to keep such information confidential. The consent required herein shall not apply to a disclosure: (a) to a consultant, contractor, or subcontractor that has a bona fide need to be informed; or (b) to a governmental agency or to the public which the disclosing party believes in good faith is required by pertinent law or regulation or the rules of any stock exchange. In any case to which (a) or (b) above apply, the disclosing party shall give notice to the other party concurrent with the making of such disclosure. As to any disclosure pursuant to (a), only such confidential information as such third party shall have a legitimate business need to know shall be disclosed and such third party shall first agree in writing to protect the confidential information from further disclosure to the same extent as described herein.

                            ARTICLE XIV
                    LIABILITIES AND INDEMNITIES
14.1
          (a) If a Joint Venture Participant (the "Joint Venture Participant providing services"), its Affiliates, or their officers, directors, or representatives (collectively, the "providers of services") perform services to Minera Metalin, the providers of services shall perform or cause the performance of those services in compliance with the standards of care, skill, and diligence normally provided by responsible persons or entities in performance of services similar to those provided. If the performance of services does not meet this standard and if this deficiency is timely reported in writing to the Joint Venture Participant providing services by the other Joint Venture Participant, the Joint Venture Participant providing services shall correct any deficiencies at its expense. The Joint Venture Participants agree that, except in cases of gross negligence or willful misconduct, the liability of the Shareholder providing services and the providers of services is limited to the correction of the deficiencies.

          (b) Each Joint Venture Participant (the "Indemnifier") shall indemnify and hold harmless the other Joint Venture Participant (the "Indemnified") against and from all costs, claims, expenses, liabilities or losses sustained by the Indemnified which result, directly or indirectly, from a Joint Venture Participant's, its Affiliates or their officers', directors', or representatives' gross negligence, willful misconduct, or failure to perform any of its or their obligations under this Agreement.

                             ARTICLE XV
               ACCESS TO CONCESSIONS AND INFORMATION
15.1
          (a) Each Joint Venture Participant, its directors, officers, employees and agents shall have the right, at the cost and risk of such Joint Venture Participant and upon reasonable notice to the Chief Officer, to enter into and upon the Concessions with the Chief Officer at all reasonable times for the purpose of inspecting the same and the work performed hereunder. Subject to Section 19(b) and Section 18, each Joint Venture Participant, its directors, officers, employees and agents shall have the right at all reasonable times to inspect all drilling data, samples, cores, logs and other data pertaining to the Concessions, and upon reasonable request from a Joint Venture Participant, the Chief Officer shall furnish to such Joint Venture Participant copies of all logs, assay reports, maps or other documents connected with the work on the Concessions and reasonable samples of material for testing purposes. The inspection and access rights herein are granted on the conditions that the Joint Venture Participant comply with Minera Metalin's rules and not obstruct or interfere with Minera Metalin's work.

          (b) Notwithstanding any other provision of this Agreement, neither Joint Venture Participant shall be required to disclose to another Joint Venture Participant any of its confidential processes, trade secrets or proprietary information, unless utilized by Minera Metalin for operations with respect to the Properties, in which event such information will be held confidential by the non-disclosing Joint Venture Participant.

                            ARTICLE XVI
                           FORCE MAJEURE
16.1
          (a) No party shall be liable to the other party and no party shall be deemed in default hereunder for any failure or delay to perform any of its covenants, agreements or obligations caused or arising out of any act not reasonably within the control of such party, excluding lack of funds, but including and not limited to acts of God, strikes, lockouts or other industrial disputes, acts of the public enemy, war, insurrection, riots, fire, storm, flood, explosion, government restriction or delays in obtaining of governmental approvals, unavailability of equipment necessary for work or other causes, whether of the kind enumerated above or otherwise.

          (b) The party hereto claiming the occurrence and duration of any event contemplated under the provisions of paragraph 16 of this Agreement hereof shall promptly notify the other party accordingly. All times provided for in this Agreement shall be extended for a period commensurate with the period of the delay if the party forthwith notifies the other party in writing of the nature of the delay and, so far as possible, the party affected takes all reasonable steps to remedy the delay caused by the events contemplated by this paragraph; provided however, that nothing contained in this paragraph shall require any party to settle any industrial dispute or to test the constitutionality of any law or governmental regulation.

                            ARTICLE XVII
                     TERMINATION AND WITHDRAWAL
17.1
          (a) This Agreement shall terminate only on the mutual consent of all Joint Venture Participants.

          (b) Upon termination under this Article, the Joint Venture Participants shall remain liable in accordance with their Participating Interest percentages at the time of termination for contingency obligations hereunder until final settlement of all accounts and for any liability, whether it accrues before or after termination, if it arises out of Operations during the term of the Agreement.

          (c) Promptly after any termination under this Article, the Manager shall take all action necessary to wind up the activities of the Joint Venture and all costs and expenses incurred in connection with the termination of the Venture shall be expenses chargeable to the Venture. Any Participant that for any reason has a negative capital account balance when the Venture is terminated shall contribute to the Assets of the Venture an amount sufficient to raise such balance to zero. The Assets shall first be paid, applied or distributed in satisfaction of all liabilities of the Venture to third parties and then to satisfy any debts, obligations or liabilities owed to the Participants. Before distributing any funds or Assets to Participants, the Manager shall have the right to segregate amounts which, in the Manager's reasonable judgment, are necessary to discharge continuing obligations or to purchase for the account of Participants bonds or other securities for the performance of such obligations. Thereafter, any remaining cash and all other Assets shall be distributed (in undivided interests unless otherwise agreed) to the Participants, first in the ratio and to the extent of their respective capital accounts and then in proportion to their respective Participating Interests as they may appear at that time.

          (d) A Joint Venture Participant may elect to withdraw from this Agreement and from The Joint Venture by giving notice to the other Joint Venture Participant of the effective date of withdrawal, which shall be the later of the end of the then current Program and Budget or at least 30 days after the date of the notice. Upon such withdrawal, this Agreement shall terminate, and the withdrawing Joint Venture Participant shall be deemed to have transferred to the remaining Joint Venture Participant without cost and free and clear of royalties, liens or other encumbrances arising by, through or under such withdrawing Joint Venture Participant, all of its interest in this Agreement.

          (e) Non-Compete Covenants. A Participant that withdraws pursuant to this Article is deemed to have withdrawn pursuant to an uncured default and its Affiliates shall not directly or indirectly acquire any interest in property within the Area of Interest for twenty-four (24) months after the effective date of withdrawal. If a withdrawing Participant, or the Affiliate of a withdrawing Participant, breaches this Article, such Participant or Affiliate shall be obligated to offer to convey to the non-withdrawing Participant, without cost, any such property or interest so acquired. Such offer shall be made in writing and can be accepted by the non-withdrawing Participant at any time within forty-five (45) days after it is received by such non-withdrawing Participant.

          (f) Right to Data After Termination. Within ninety (90) days after termination of this Agreement pursuant to this Article, each Participant shall be entitled to copies of all information acquired hereunder before the effective date of termination and not previously furnished to it.

          (g) Continuing Authority. Upon termination of this Agreement under this Article the Manager shall have the power and authority, subject to control of the Management Committee, or any successors representing the former Participants, to do all things on behalf of the Participants which are reasonably necessary or convenient to: (a) wind up Operations and (b) complete any transaction and satisfy any obligation, unfinished or unsatisfied, at the time of such termination or withdrawal, if the transaction or obligation arises out of Operations prior to such termination or withdrawal. The Manager shall have the power and authority to grant or receive extensions of time or change the method of payment of an already existing liability or obligation, prosecute and defend actions on behalf of the Participants and the Venture, mortgage Assets, and take any other reasonable action in any matter with respect to which the former Participants continue to have, or appear or are alleged to have, a common interest or a common liability.

                           ARTICLE XVIII
                           MISCELLANEOUS
18.1
          (a) All notices, payments and other required communications ("Notices") to the parties shall be in writing, and shall be addressed, respectively, as follows:

if to Metalline:         Metalline Mining Company
                         1330 Margaret Avenue
                         Coeur d'Alene, ID 83815
                         (Ph) 208-665-2002
                         (Fax) 208-665-004
                         Attention: Merlin Bingham
if to Royal              Royal Silver Mines Inc.
                         10200 W. Nevada, Suite 270
                         (Ph) 509-466-3144
                         (Fax) 509-466-3321
                         Attention: John Ryan
if to Minera Metalin:    Calle Mina #1
                         La Esmeralda
                         Coahuila, Mexico
                         (Ph) 52-177-52100
                         Attention: Merlin Bingham

All Notices shall be given (i) by personal delivery to the party, (ii) by electronic communication, with confirmation of transmission, (iii) by registered or certified mail return receipt requested, or (iv) by commercial courier. All Notices shall be effective and shall be deemed delivered (i) if by personal delivery, on the date of delivery if delivered during normal business hours and, if not delivered during normal business hours, on the next business day following delivery, and
(ii) if by electronic communication, by mail, or by commercial carrier, on the next business day after actual receipt. A party may change its address by Notice to the other party.

          (b) No modification of this Agreement shall be valid unless made in writing and duly executed by all parties to this Agreement.

          (c) Except with respect to matters pertaining to the formation, corporate proceeding or conduct of business by Minera Metalin, which matters shall be governed by the laws of the United Mexican States, including without limitation the Mexican General Law of Mercantile Companies, this Agreement shall be governed by and interpreted in accordance with the laws of the State of Idaho. In the event that any condition or other provision of this Agreement is held to be invalid or void by any court of competent jurisdiction, the same shall be deemed severable from the remainder of this Agreement and shall in no way affect any other covenant or condition. If such condition, covenant, or other provision shall be deemed invalid due to its scope or breadth, such provision shall be deemed valid to the extent of the scope or breadth permitted by law.

          (d) The failure of a Participant to insist upon the strict performance of any provision of this Agreement or to exercise any right, power, or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit the Participant's right thereafter to enforce any provision or exercise any right.

          (e) The parties hereby agree to exercise all their voting rights and other powers of control available to them in relation to their respective company and their Affiliates so as to procure (insofar as they are able by the exercise of such rights and powers) that the parties and their Affiliates will comply with their obligations under this Agreement.

          (f) There are no implied covenants given by either parties or otherwise contained in this Agreement other than those of good faith and fair dealing.

          (g) Each of the parties agrees that it shall take from time to time such action and execute such instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement. The parties also agree to cause any Affiliate of it to take all action necessary to implement and carry out the intent and purpose of this Agreement.

          (h) Except for any other agreement of the parties affecting the Properties which is executed contemporaneously with this Agreement, this Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings between the parties relating to the subject matter hereof.

          (i) This Agreement may be executed in counterparts, each of which when so executed shall be deemed an original, and such counterparts shall together constitute but one and the same instrument.

          (j) The captions and headings contained in this Agreement are for reference only and shall not affect the interpretation of any provision hereof

          (k) Neither this Agreement nor any interest therein nor any benefit or claim arising thereunder shall be sold, leased, transferred, or otherwise dealt with except in conjunction with the sale, assignment, or transfer by such Joint Venture Participant of its Interest in conjunction with Article XI of this Agreement.

ATTEST:                       METALLINE MINING COMPANY

________________________      By:  __________________________________
Secretary                          Its ______________________________

ATTEST:                       ROYAL SILVER MINES, INC.

________________________      By:  __________________________________
Secretary                          Its ______________________________

ATTEST:                       MINERA METALIN, S.A., DE C.V.
________________________      By:  __________________________________
Secretary                          Its ______________________________

                             EXHIBIT A

Name of Lot         Title No.      Hectares       Valid Until

Sierra Mojada       198513         4,767.3154     November 29, 1999
Mojada  3           199246         2,616.8326     March 28, 2000
Mineros Nortenos    169343           336.7900     Exploitation Mining
                                                  Concession Valid
                                                  until _____________
Esmerelda
 Concession         188765           117.5025     Exploration Mining
                                                  Concession Valid
                                                  until _____________
Esmerelda           187776             97.680     Exploration Mining
                                                  Concession Valid
                                                  until _____________
La Blanca           188326           33.50444     Exploration Mining
                                                  Concession Valid
                                                  until ____________

All the foregoing located within the Sierra Mojada District, Coahuila, Mexico.

                             EXHIBIT B
                        ACCOUNTING PROCEDURE

     It is contemplated by the parties to the Agreement that it is in the best interests of the parties that certain services or equipment may be supplied to The Joint Venture by Metalline or by Affiliates of Metalline. Certain financial and accounting procedures to be followed in such cases are set forth below and reasonable and proper expenses may be charged to The Joint Venture. References in this Accounting Procedure to Sections and Articles are to those located in this Accounting Procedure unless it is expressly stated that they are references to the Joint Venture Agreement. Capitalized terms in this Accounting Procedure shall have the meanings in the Joint Exploration and Development Agreement. References in this Accounting Procedure to the "Provider" shall mean Metalline or that Affiliate of Metalline that provides services or supplies to The Joint Venture. To the extent that Royal Silver may provide services or supplies to The Joint Venture, this Accounting Procedure shall also apply.

     The Accounting Procedure shall be reviewed upon the request of Metalline or Royal Silver to assure that no party suffers a loss or makes a profit because of its management fee. Royal Silver and Metalline shall, in good faith, endeavor to agree on modification to these Accounting Procedures that will remedy any alleged unfairness or inequity.

                             ARTICLE I
                         GENERAL PROVISIONS

     1.1 General Accounting Records. The Provider shall maintain records prepared in accordance with this Accounting Procedure.

     1.2 Statements and Billings. The Provider shall prepare statements and bill The Joint Venture in accordance with Budgets.
Payment of any such billings by The Joint Venture shall not prejudice the right of Royal Silver to protest or question the correctness thereof; provided, however, that any such protest or questions shall be in writing and shall be timely raised.

                             ARTICLE II
                    CHARGES TO THE JOINT VENTURE

     Subject to the limitations hereinafter set forth, the Provider shall charge The Joint Venture with the following:

     2.1 Rentals, Royalties and Other Payments. All property acquisition and holding costs, including filing fees, license fees, costs of permits and assessment work, delay rentals, production royalties, including any required advances, and all other payments made by the Provider which are necessary to acquire or maintain title to the Properties.

     2.2  Labor and Employee Benefits

          (a) Salaries and wages of the Provider's employees or employees of the Provider's Affiliates directly engaged in Operations, including salaries or wages of employees who are temporarily assigned to The Joint Venture.

          (b) The cost of holiday, vacation, sickness and disability benefits, and other customary allowances applicable to the salaries and wages chargeable under Sections 2.2(a) and 2.11. Such costs may be charged on a "when and as paid basis" or by "percentage assessment" on the amount of salaries and wages. If percentage assessment is used, the rate shall be applied to wages or salaries excluding overtime and bonuses. Such rate shall be based on the Provider's cost experience and it shall be periodically adjusted at least annually. It is the intent of the parties to fully compensate the Provider for all actual costs to the Provider or its affiliates for providing the services of the employees to the Joint Venture.

          (c) The Provider's or its Affiliates' actual cost of established plans for employees' group life insurance, hospitalization, pension, retirement, stock purchase, thrift, bonus (except production or incentive bonus plans under a union contract based on actual rates of production, cost savings and other production factors, and similar non-union bonus plans customary in the industry or necessary to attract competent employees, which bonus payments shall be considered salaries and wages under Section 2.2(a) or 2.11, rather than employees' benefit plans) and other benefit plans of a like nature applicable to salaries and wages chargeable under Sections 2.2(a) or 2.11, provided that the plans are limited to the extent feasible to those customary in the industry.

          (d) Cost of assessments imposed by governmental authority which are applicable to salaries and wages chargeable under Sections 2.2(a) and 2.11,including all penalties except those resulting from the willful misconduct or gross negligence of the Provider or its Affiliates.

     2.3  Fixed Assets, Materials, Equipment and Supplies

          (a) All capital costs of developing and operating the Properties as a mine, including all costs of land, construction, equipment and mine development, and including maintenance, repairs and replacements, and any capital expenditures relating to an improvement, expansion, modernization or replacement of the facilities.

          (b) The cost of materials, equipment and supplies (herein called "Material") purchased from unaffiliated third parties or furnished by the Provider or its Affiliates. The Provider shall purchase only so much Material as may be required for immediate use in efficient and economical Operations. The Provider shall also maintain inventory levels of Material at reasonable levels to avoid unnecessary accumulation of surplus stock.

     2.4  Equipment and Facilities Furnished by Provider.   The cost of
machinery, equipment and facilities owned by the Provider and used in Operations or used to provide support or utility services to Operations charged at rates commensurate with the actual costs of ownership and operation of such machinery, equipment and facilities. Such rates shall include costs of maintenance, repairs, other operating expenses, insurance, taxes, depreciation and interest at a rate not to exceed 2% per annum in excess of the Prime Rate. Such rates shall not exceed the average commercial rates currently prevailing in the vicinity of the Operations, and shall not exceed the costs that would be incurred if such items were purchased by or for the account of The Joint Venture.

     2.5 Transportation. Reasonable transportation costs incurred in connection with the transportation of employees and material necessary for the Operations.

     2.6 Contract Services and Utilities. The cost of contract services and utilities procured from outside sources, other than services described in Sections 2.9 and 2.12.

     2.7 Insurance Premiums. Net premiums paid for insurance required to be carried for Operations for the protection of The Joint Venture.
 The Joint Venture may self-insure, and the Provider may elect to include such risks in its self-insurance program and shall charge the costs of self-insuring such risks to The Joint Venture provided that such charges shall not exceed published manual rates. If self-insurance is selected, the Provider shall provide to the Joint Venturers' statements as to the extent and limits of such self-insurance and the basis for the charges to The Joint Venture.

     2.8 Damages and Losses. All costs in excess of insurance proceeds necessary to repair damage or losses to any assets of The Joint Venture resulting from any cause other than the willful misconduct or gross negligence of the Provider or its affiliates. The Provider shall furnish the Board with written notice of damages or losses as soon as practicable after a report thereof has been received by the Provider.

     2.9 Legal and Regulatory Expenses. Except as otherwise provided in section 2.12, al legal and regulatory costs and expenses incurred in or resulting from the Operations or necessary to project or recover the assets of the Joint Venture. All attorneys' fees and other legal costs to handle, investigate and settle litigation or claims, including the cost of legal services provided by the Provider's or its Affiliates' legal staff.

     2.10 Audit.  Cost of annual audits.

     2.11 District and Camp Expense (Field Supervision and Camp Expenses). A pro rata portion of (i) the costs of maintaining and operating an office (herein called "the Provider's Project Office") and any necessary suboffice and (ii) all necessary camps, including housing facilities for employees, used for Operations. During Development and thereafter, the expense of those facilities, less any revenue therefrom, shall include depreciation or a fair monthly rental in lieu of depreciation of the investment. The total of such charges for all

Properties served by the Provider's employees and facilities shall be apportioned to The Joint Venture on the basis of the Provider's best estimate of the proportionate amount of such expenses incurred for the benefit of The Joint Venture.

     2.12 Administrative Charge

          (a) Each month, the Provider shall charge The Joint Venture a sum for each phase of Operations as provided below, which shall be a liquidated amount to reimburse the Provider and its Affiliates for their home office overhead and general and administrative expenses to conduct each phase of the Operations, and which shall be in lieu of any management fee, except to the extent permitted in Section 2.2:

               (1)  Exploration Phase - 0% of Allowable Costs;

               (2)  Development Phase - 2% of Allowable Costs; and

               (3)  Mining Phase - 2% of Allowable Costs.

          (b) The term "Allowable Costs" as used in this Section 2.12 for a particular phase of Operations shall mean all charges to The Joint Venture excluding (i) the administrative charge referred to herein; (ii) referred to depreciation, depletion or amortization of tangible or intangible assets; and (iii) amounts charged in accordance with Sections 2.1 and 2.9. The Provider shall attribute such Allowable Costs to a particular phase of Operations by applying the following guidelines.

               (1) The "Exploration Phase" shall cover those activities directed toward ascertaining the existence, location, quantity, quality or commercial value of deposits of products. Such phase shall include all activities undertaken through the completion of the Feasibility Study, if any, but shall not include construction of milling or processing facilities or commencement by commercial mining operations on the Properties.

               (2) The "Development Phase" shall cover those activities conducted to prepare for removal and recovery of products (including from an existing ore body), and to construct or install a mill or another improvement to be used for the mining, extracting, producing, handling, milling, processing or other beneficiation of products.

               (3) The "Mining Phase" shall include mining, extracting, producing, handling, milling or other processing of products and all other activities not otherwise covered above, including activities conducted after mining operations have ceased.

          (c) The following is a representative list of items comprising the Provider's or its Affiliates' principal business office expenses that are expressly covered by the administrative charge provided in this Section 2.12, except to the extent that such services represent a direct charge to The Joint Venture, as provided for in
Article II:

               (1) Administrative supervision, which includes services rendered by chief officers, department supervisors, officers and directors of the Provider or its Affiliates for Operations;

               (2) Rentals and other charges for office and records storage space, telephone service, office equipment and supplies;

               (3)  Accounting, data processing, personnel
administration, billing and record keeping in accordance with governmental regulations and the provisions of the Agreement, and preparation of reports;

               (4) The services of tax counsel and tax administration employees for all tax matters, including any protests, except any outside professional fees which the Board may approve as a direct charge to the Joint Venture;

               (5) Routine legal services rendered by the Provider's or its Affiliates' legal staff.

          (d) The board shall biannually review the administration charges and shall amend the methodology or rates used to determine such charges if they are found to be insufficient or excessive.

     2.13 Other Expenditures. Any reasonable direct expenditure, other than expenditures which are covered by the foregoing provisions, incurred by the Provider or its Affiliates for the necessary and proper conduct of Operations.

                            ARTICLE III
                          BASIS OF CHARGES

     3.1 Purchases. Material purchased and services procured from third parties shall be charged to The Joint Venture by the Provider at invoiced cost, including applicable transfer taxes, less all discounts taken. If any Material is determined to be defective or is returned to a vendor for any other reason, the Provider shall credit Newco when an adjustment is received from the vendor.

     3.2 Material Furnished by or Transferred to the Provider or a Joint Venturer. Any material furnished by the Provider or a Joint Venturer or their Affiliates or transferred to the same shall be priced on the following basis:

          (a) New Material. New Material transferred from the Provider or a Joint Venturer or their Affiliates shall be priced F.O.B. the nearest reputable supply store or railway receiving point, where like Material is available, at the current replacement costs of the same kind of Material, exclusive of any available cash discounts, at the time of the transfer (herein called "New Price).

          (b) Used Material. Used Material shall be priced at a value commensurate with its use or at prevailing prices. Material no longer suitable for its original purpose but usable for some other purpose shall be priced on a basis comparable with items normally used for such other purposes.

          (c) Obsolete Material. Any Material which is serviceable and usable for its original function, but its condition is not equivalent to that which would justify a price as provided above shall be priced by the Board. Such price shall be set at a level which will result in a charge to The Joint Venture equal to the value of the service to be rendered by such Material.

     3.3 Premium Prices. Whenever material is not readily obtainable at published or listed prices because of national emergencies, strikes or other unusual circumstances over which the Provider has no control, the Provider may charge The Joint Venture for the required material on the basis of the Provider's direct cost and expenses incurred in procuring such Material and making it suitable for use. The Provider shall give written notice o the proposed charge to the Joint Venturers prior to the time when such charge is to be billed, whereupon any Joint Venturer shall have the right, by notifying the Provider within 10 days of delivery of the notice from the Provider, to furnish at the usual receiving point all or part of its share of Material suitable for use and acceptable to the Provider.

     3.4 Warranty of material Furnished by the Operator or Joint Venturers. Neither the Provider, nor any Joint Venturer warrants the material furnished beyond any dealer's or manufacturer's warranty and no credits shall be made to The Joint Venture for defective Material until adjustments are received by the Provider from the dealer, manufacturer or their respective agents.

                             ARTICLE IV
                        DISPOSAL OF MATERIAL

     4.1 Disposition Generally. The provider shall have no obligation to purchase a Joint Venturer's interest in Material. The Board shall determine the disposition of major items of surplus Material, provided the provider shall have the right to dispose of normal accumulations of junk and scrap material either by sale or by transfer to the Joint Venturers as provided in Section 4.2.

     4.2 Distribution to Joint Venturers. Any Material to be distributed to the Joint Venturers shall be made in proportion to their respective Participating Interests, and corresponding credits shall on the basis provided in Section 3.2.

     4.3 Sales. Sales of Material to third parties shall be credited to The Joint Venture at the net amount received. Any damages or claims by the purchaser shall be charged back to The Joint Venture if and when paid.

                             ARTICLE V
                            INVENTORIES

     5.1 Periodic Inventories, Notice and Representations. At reasonable intervals, inventories shall be taken by the Provider, which shall include all such Material as is ordinarily considered controllable by providers of mining Properties and the expense of conducing such periodic inventories shall be charged to The Joint Venture. The Provider shall give written notice to the Joint Venturers of its intent to take any inventory at least thirty (30) days before such inventory is scheduled to take place. Joint Venturers shall be deemed to have accepted the results of any inventory taken by the Provider if the Joint Venturer fails to be represented at such inventory.

     5.2 Reconciliation and Adjustment of Inventories. Reconciliation of inventory with charges to The Joint Venture shall be made, and a list of overages and shortages shall be furnished to the board within 6 months after the inventory is taken. Inventory adjustments shall be made by the Provider to The Joint Venture for overages and shortages, but the Provider shall be held accountable only for shortages due to lack of reasonable diligence.

                             ARTICLE VI
                              CREDITS

     The Provider will credit The Joint Venture with revenues received by the Provider including, for example:

          (a) Collection of insurance proceeds when the insurance premiums have been charged to The Joint Venture.

          (b) Sales of geologic or other information authorized by the Joint Venturers, and provided that the costs related to such data have been charged to The Joint Venture;

          (c) Sales or property, plant, equipment and materials of The Joint Venture in the normal course of the day-to-day business;

          (d) Rentals received, refunds of custom duties or transportation claims, rebates and other credits pertaining to Operations;

          (e) Credits received from third parties or from the Joint Venturers for the use of facilities or service of the Operations.

          (f) Refunds for defective equipment when the Provider receives the corresponding payments from the manufacturers or agents; and

          (g) Any other credits for material recovery or from other sources which correspond to The Joint Venture.

EXHIBIT C

                            NET PROCEEDS

     1.   Definitions.  For the purposes of the Agreement of which this
Exhibit is a part, the following definitions shall apply:

     1.1 "Gross Proceeds" shall mean, for any period, the aggregate Product Sales during such period, proceeds realized by the sale of any other assets of the Properties other than sales used in the determination of Product Sales, and any insurance proceeds realized from mine related accidents, but excluding any investment income received by any Participant.

          "Product Sales" shall mean, for gold, the quantity of refined gold attributable to the Properties produced in any calendar quarter valued at the average of the Second London Daily PM Fix in U.S. dollars per troy ounce for such calendar quarter and, for silver, the quantity of refined silver attributable to the Properties produced in any calendar quarter valued at the average of the Metals Week published monthly price designated as "Handy & Harman" in U.S. cents per troy ounce for such calendar quarter, and, for any other products, the proceeds actually realized from the sale of such products.

     1.2 "Net Proceeds" shall mean, for any period, Gross Proceeds for the period less the aggregate of:

          (a)  Operating Costs for the period;

          (b)  Negative Net Proceeds, if any, from the previous period;
and,

          (c) Changes in working capital for the operation of the Properties as a mine, as determined by the Manager of the Venture, after the beginning of commercial production.

          (d)  Payment of Net Smelter royalties or other Royalty
Agreements to which properties in the Area of Interest are subject.

     1.3 "Operating Costs" shall mean, for any period, all costs, expenses, underlying obligations, liabilities and charges of whatsoever kind or nature incurred or chargeable, directly or indirectly, by the Manager or Venture after the date of this Agreement, in connection with the operation of the Property as a mine during the period, which costs, expenses, underlying obligations, liabilities and charges shall include, without limiting the generality of the foregoing, the following:

          (a) All costs of or related to the operation of the property as a mine;

          (b) All costs of or related to marketing of mineral products including, without limitation, transportation, storage, commissions and/or discounts;

          (c) All costs of maintaining in good standing or renewing from time to time, the Properties, including but not limited to the payment of all underlying obligations, if required by the terms of the Agreement, and other tenements or other interest therein including the payment of all royalties and taxes of any nature whatsoever in connection therewith;

          (d) All costs of or related to providing and/or operating employee facilities, including housing and land;

          (e) All duties, charges, levies, royalties, taxes (excluding taxes levied on the income of the parties) and other payments imposed upon or in connection with operating the Properties as a mine by any level of government or department or agency thereof;

          (f) All reasonable and actual costs of Manager or Venture for providing technical, management and/or supervisory services, and fees paid by Manager or Venture as referenced in the Accounting Procedure Exhibit "B" (the intent being that the Manager of the Venture will neither realize a profit nor suffer a loss as a result of its indirect costs incurred as a result of its management activity);

          (g) All costs of consulting, legal, accounting, insurance and other services;

          (h) All costs relating to maintenance, repairs, replacements and expansion, including capital expenditures, land acquisition expenditures, and any development costs incurred to increase the output of the Properties or to expose or provide access to a major new orebody or orebodies, all incurred after the mine has commenced commercial production;

          (i) All costs for pollution control, reclamation or other similar costs incurred or to be incurred by Manager or Venture;

          (j) Any costs or expenses incurred or to be incurred relating to the termination of the operation of the Properties as a mine;

          (k) Exploration expenditures, however incurred, development drilling and underground or open pit development costs incurred after commencement of commercial production to maintain an economic output of saleable minerals, as determined by Manager of the Venture;

          (l) All interest on funds advanced or guaranteed by any Participant for the benefit of the Properties, from the date of the advance to date of repayment of such funds at the Citibank, N.A., 399 Park Avenue, New York, NY 10043, prime rate of interest plus Two Percent (2%); and

          (m) All interest on funds incurred by the project itself on a nonrecourse basis;

               but, shall exclude any non-cash expenses such as depreciation, amortization and depletion.

     Subject to the above, all operating costs shall be determined in accordance with generally accepted accounting principles consistently applied.

     1.4 "Recoverable Capital Costs" shall mean all costs incurred before beginning of commercial production for all Qualified Exploration and Development Expenditures of the mine or mines including interest pursuant to Sections 1.3(l) and 1.3(m) of this Exhibit, and property acquisition costs such as lease, option and cash payments and all costs of equipping the Properties for commercial production, including inventory and pre-production working capital, plus such amount to compensate Manager or Venture for its overhead as outlined in the Accounting Procedure, Exhibit "B", attached to the Agreement.

     2. Custom Milling. In the event any of the facilities of the Property are used for the treatment of ore or concentrate from another property, not controlled by the Participants, any fee or charge received by Manager or Venture for the use of the facilities shall be included as Gross Proceeds.

Exhibit C to ____________ Joint Venture Agreement dated the ____ day of ________, 1998, by and among Minera Metalin, Metalline Mining Company and Royal Silver Mining Co.